EXHIBIT 10.18

SOFTWARE LICENSE AGREEMENT

THIS SOFTWARE LICENSE AGREEMENT (the "Agreement") is made as of December 9, 2014 (the "Effective Date") by and between Pear Therapeutics, Inc. ("Pear"), a Delaware corporation having its principal place of business at 55 Temple Place, Floor 3, Boston MA 02111, and Behavioural Neurological Applications and Solutions Inc. ("Licensor"), having his principal place of business at 100 College Street, Suite 213, Toronto, ON M5G 1L5.

WHEREAS Licensor owns and operates a suite of software applications called Megateam, which are software solutions for treating mental health conditions including ADHD (i.e., the Applications);

WHEREAS, Licensor licenses the Applications in the form of a software development kit ("SDK"). The SDK is a customized version of the Applications, which includes clinical data tables, clinical data, sample user interface modules, the Application and application program interfaces ("API") to permit third party developers to build bridges or interfaces to communicate with and import and export data to and from the Applications;

WHEREAS Pear desires to obtain a license to the Licensor Products in order to allow Pear to embed a customized version of the Licensor Products into its own software and content offerings (i.e., the Pear Application) in order to create Integrated Products for use by healthcare professionals and patients worldwide, subject to the terms and conditions set forth in this Agreement; and

WHEREAS Licensor is willing to enter into an agreement with Pear whereby Licensor will provide Pear with a license to the Licensor Products in order for Pear to create Integrated Products and license such Integrated Products to Pear's Users, as well as to provide related services to Pear, including customization of the Applications, support and maintenance services, development services, training, and other professional services, on the terms set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS.

Capitalized terms used but not defined in the body of this Agreement will be as defined in Exhibit A. The meanings given to terms in this Agreement are equally applicable to both the singular and the plural forms of the terms as the context may require.

2. LICENSE.

2.1 Grant of Licenses. During the License Term and subject to the terms of this Agreement, Licensor hereby grants Pear a worldwide, non-transferable (except as permitted in the Agreement) right and license for Pear to do the following:

2.1.1 Create Combination Products: to combine and package the Licensor Products with pharmaceutical drugs, medical foods, and/or food supplements to be marketed as a single product offering as a Combination Product;

2.1.2 Commercialize Combination Products: to commercialize and distribute, by way of sublicense to Users, the Combination Product in object code format only, which shall include: (a) the right to use the Content portion of the Licensor Products in Combination Products; and (b) as part of Stand-alone Offerings;

2.1.3 Create Integrated Products: to use the source code to the SDK, including the APIs to adopt, modify, utilize, incorporate, embed and/or enhance the Licensor Products for the purpose of creating Integrated Products;

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2.1.4 Commercialize Integrated Products: to license, sublicense and distribute to Users the Licensor Products in object code format only as part of and included in any Integrated Products created by Pear, as part of a comprehensive product offering which may include, without limitation, compliance software, medical support, and data outcomes monitoring, as created by Pear;

2.1.5 Branding: to create the branding of Integrated Products with marks of Pear's choosing, provided that Licensor is clearly identified as creator of the Applications and Content (e.g., "powered by Licensor" or comparable ingredient branding agreed upon by the parties);

2.1.6 Reseller: to distribute, license, sublicense and distribute to Users the Licensor Products in object code format only on a stand-alone basis, including permitting Users to access and use the Content;

2.1.7 Sub Distribution: Pear's license rights set out in subsections 2.1.2, 2.1.4 and 2.1.6 include the right for Pear to distribute Licensor Products to its Users directly or indirectly through Pear's distributors, OEMs and resellers; and

2.1.8 Clinical Studies: to use the Licensor Products and the Integrated Products in clinical validation studies.

The license right granted above to Pear by Licensor will be exclusive (including as to Licensor) with respect to the right granted in Subsection 2.1.2(a) above (i.e., with respect to use of the Licensor Products in connection with the creation of Combination Products), and non-exclusive with respect to all other rights granted to Pear in the Licensor Products under Section 2.1. In addition, all of the foregoing rights granted under Section 2.1 will be permissive but not obligatory; meaning that (unless otherwise expressly set forth in the Agreement to the contrary) Pear will not be under any obligation to use the Licensor Products and/or the Content in any manner whatsoever unless it so chooses.

2.2 Restrictions. Except as expressly permitted in this Agreement, Pear will not (and will not permit third parties to):

(a) (except as necessary to exercise the rights set forth in Section 2.1, above) distribute, rent, or otherwise transfer any rights in the Licensor Products;

(b) except as necessary in the creation of Integrated Products, or pursuant to Section 3.17, modify the Applications. In addition, changes to the Integrated Products that involve further modifications of any customized version of the Applications provided by Licensor will be subject to mutual agreement of the parties, including around the reasonable costs involved to make any such changes;

(c) except as permitted by applicable law, reverse engineer, decrypt, decompile, or disassemble the Licensor Products; or

(d) use the Licensor Products in any manner or for any purpose not authorized or contemplated by this Agreement.

2.3 Limitations on License. Notwithstanding the foregoing, if Pear does not secure the rights to sell Acceptable Drugs in conjunction with the Combination Products, the license granted pursuant to Section 2.1.2(a) will revert to a non-exclusive license.

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3. RESPONSIBILITIES OF THE PARTIES.

3.1 Responsibilities of Licensor. Licensor will have primary responsibility for performing the following tasks and providing the following services:

3.1.1 Delivery. Licensor will deliver the Licensor Products in the manner set forth in Exhibit B. Unless otherwise specified in Exhibit B, or in any amendment hereto, Licensor will deliver all Licensed Products electronically to the location(s) designated by Pear. Suppler will deliver patches, updates, and upgrades to the Licensed Products in accordance with the terms set forth in a separate agreement.

3.1.2 Integration. Licensor will work with Pear (for a mutually agreed upon duration of at least 60 days), to integrate the Licensor Products (i.e., the customized version of the Applications into the Integrated Product); both parties will work in good faith to insure that the integration will not materially impact the core operation of the Applications. If, during the foregoing mutually agreed upon integration period, the Licensor Products do not perform in accordance with the applicable specifications therefor, or Pear is unable to integrate the Licensor Products into the Integrated Products, Pear may return the Licensor Products and Licensor will refund to Pear all amounts paid for the such Licensor Products.

3.1.3 Clinical Validation. Licensor will provide access to all newly created clinical data involving the Applications as well as, where feasible, access to all existing clinical data. Licensor will also provide services related to further clinical validation of the Applications in combination with drugs. Services shall specifically include the composition of grant applications for clinical validation studies, as well as assistance with any funded clinical validation studies. Costs associated with these activities shall be covered by Pear at reasonable rates to be agreed by both parties.

3.1.4 Enhancement Requests. Licensor and Pear shall enter into a separate agreement for any enhancement requests made by Pear.

3.1.5 Additional Services. Licensor and Pear shall enter into a separate agreement for any other services requested by Pear.

3.1.6 Support and Maintenance. In exchange for the payment of the Support and Maintenance fees set forth in aseparate agreement, if Pear so elects, Licensor will provide Pear with the Support and Maintenance Services (collectively, "Support") more fully described in a separate agreement, which, for greater certainty, shall only consist of Tier 2 background support in relation to the Licensor Products.

3.2 Responsibilities of Pear. Subject to the Confidentiality provisions in Exhibit D, Pear will provide Licensor with access to any evaluations, methodology and the data produced through use of the Integrated Products that Pear's partners/licensor allow Pear to access and provide (collectively, "Product Data"); provided that, Licensor may only use such Product Data for Licensor's internal research purposes only. Without limiting the generality of the foregoing, and by way of illustration, (a) Licensor may not use any Product Data to market any end users on behalf of a competitive product or service; (b) the Product Data will not contain any personally identifiable information; and (c) such Product Data will be owned by Pear.

3.3 Mutual Obligations of the Parties. Unless agreed by the parties, this Agreement does not set forth any specific service level agreements for customer support. Absent further agreement, Pear will respond to any support requests arising from Users that relate specifically to the Pear Customizations or any Pear functionality or data contained in the Integrated Product. Licensor will provide customer support regarding any and all issues arising from the Licensor Products themselves in accordance with its standard support practices and levels.

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4. HIPAA REQUIREMENTS.

4.1 Compliance with HIPAA. Licensor acknowledges that any Pear Data transmitted to Licensor hereunder may be subject to federal and state laws, rules and regulations relating to among other subjects, the confidentiality, privacy or security of patient information, including without limitation, the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191.45 C.F.R. Part 160, 162, 164 ("HIPAA") and the applicable regulations promulgated thereunder. The parties will at all times comply with the applicable provisions of such laws, rules, and regulations and with the applicable corporate policies and provision of the parties, with respect to the performance of their obligations under this Agreement, with respect to the confidentiality, privacy and security of Protected Health Information ("PHI") and electronic Protected Health Information, as defined in 45 C.F.R. § 164.501 ("ePHI"). For purposes of this Agreement, PHI means individually identifiable information as defined by the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160 and 164. Cross border data considerations and protocols will be designed by Pear to ensure compliance.

5. REQUIREMENTS REGARDING USERS.

5.1 User License Agreement. For Combination Products that have a shrink wrap End User License Agreement (an "EULA"), Licensor shall deliver to Pear the required EULA for delivery to the User. Pear shall deliver to the User with each such Combination Product and the appropriate EULA packaged correctly such that the User must perform the necessary steps to agree to the terms of the EULA prior to the User being able to use the Combination Product. For those Combination Products that do not have an associated shrink wrap EULA, Pear shall require the User to execute an EULA, in a form mutually agreed to by Pear and Licensor prior to delivering the Combination Product to the User. In the event that a prospective User desires to amend or change the EULA, such amendments or changes shall require Licensor's prior written approval.

5.2 User Information and Reporting. Pear shall obtain from each User such information as required by Licensor from time to time and, if necessary, the consent of such User to collect such information and consent to provide such information to Licensor; provided that, notwithstanding the foregoing, Licensor shall not require any personally identifiable or personal health information. Within ten (10) business days after the end of each calendar quarter and upon the expiration or termination of this Agreement, Pear shall provide Licensor with the required information collected from each End User.

5.3 No Representations. Pear shall not:

(i)

make any representations to any Person regarding the performance and functionality of the Combination Product or Stand-alone Product other than those contained in Licensor's published specifications; or

(ii)

hold itself out as an agent of Licensor and shall not, nor attempt to, negotiate any contractual arrangement as agent of Licensor, sign any agreement as if it is Licensor or otherwise bind Licensor to any contractual arrangement with a third Person, other than to deliver to an End User an EULA.

6. FEES.

6.1 License Fees. In consideration of the licenses granted to Pear herein, Pear will pay Licensor the license fees set forth in Exhibit B (the "License Fee").

6.2 Reimbursement of Expenses. Pear will reimburse Licensor for all reasonable out-of-pocket expenses incurred by Licensor in performing services under Section 3.15 of this Agreement provided such expenses are approved in writing by Pear in advance. Such out-of-pocket expenses may include: reasonable travel expenses, other than for normal commuting, including airfares, rental vehicles, and highway mileage in company or personal vehicles at the then current IRS approved rate, and meals and lodging. Licensor shall submit an itemized statement of Licensor's expenses due under this Section 6.2, including receipts and other documentation, on a monthly basis. Pear shall reimburse Licensor within forty-five (45) days from the receipt of each statement by Pear.

7. STANDARD LEGAL TERMS AND CONDITIONS:The Standard Legal Terms and Conditions governing this Agreement are contained in Exhibit D and incorporated herein by reference

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

PEAR THERAPEUTICS, INC.;	LICENSOR:

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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EXHIBIT A

DEFINITIONS

"Acceptable Drugs" means a commonly prescribed branded drug acceptable to Licensor, such acceptance shall not be unreasonably withheld.

"Applications" means Licensor's applications as described in Exhibit B.

"Combination Products" means drug/software combinations, where software is offered as part of apharmaceutical product) (e.g., eFormulations).

"Confidential Information" means any and all information disclosed or made available by either party to the other, including orally conveyed information, in connection with this Agreement that is: (a) at the time of disclosure identified or marked as confidential or proprietary information; or (b) by its nature and the circumstances should be considered, or is reasonably obvious to be confidential information. Confidential Information shall be deemed to include the Pear Data, if any, supplied by Pear to Licensor pursuant to this Agreement. Confidential Information does not include any information that the receiving party can demonstrate is: (a) rightfully known prior to disclosure; (b) rightfully obtained from a third party authorized to make such a disclosure, without breach of the terms and conditions of this Agreement or other binding confidentiality obligation; (c) independently developed by the receiving party; (d) available to the public without restrictions; (e) approved for disclosure with the prior written approval of the disclosing party; or (f) disclosed by court order or as otherwise required by law, provided that the party required to disclose the information provides prompt advance notice to enable the other party to seek a protective order or otherwise prevent such disclosure.

"Content" means audio and visual information, documents, data and pictures contained in the Applications or made available to Pear in the course of using the Licensor Products.

"Integrated Product" means the product resulting from integrating the Licensor Product with a Pear Application. The Integrated Product will constitute a "Pear Wrapper" –i.e., a customized version of the Applications for use by Pear and its Users, with compliance and other layers and allow Users to access software functionality and other data and content contained in the Licensor Products, and will be hosted on servers owned and/or controlled by Pear.

"License Term" means the period identified in Exhibit B for which Pear will have access to the Licensor Products.

"Licensor IP" means collectively, the Licensor Products made available to Pear by Licensor under the Agreement, including any source code, know-how, and clinical data related to the Applications, and all trademarks licensed by Licensor to Pear under the Agreement.

"Licensor Products" means collectively, the SDK and Content, as further described in E x hib it B .

"Pear Application" means a Pear-owned, proprietary software application, including any future releases, updates, or upgrades thereto.

"Pear Customizations" means any proprietary scripts, macros, modules or software developed by Pear or Licensor to customize Pear's use of, or access to, the Licensor Products.

"Pear Data" means any data, information or material that Pear and/or Pear's Users submit to or receive from the Licensor Products in the course of Users using the Integrated Products, as well as all clinical data from clinical studies involving any Pear resources.

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"Pear IP" means collectively, the Pear Application; the Pear Customizations; the Pear Data; Pear trademarks; and the Pear-Owned Property, as well as any and all improvements to all licensed IP, and improvements to source code thereunder.

"Pear-Owned Property" means all tangible and intangible items or information that Licensor receives from Pear or from a third party on Pear's behalf, or that is paid for by Pear, including but not limited to Pear Data and Pear Customizations.

"Person" means any individual, corporation, partnership, limited liability company, association, unincorporated association, trustee, trust or other entity or organization.

"Source Code" means the human-readable language form of the software code that comprises (in object code form) the Licensor Products, together with any build tools (e.g., compilers, linkers and other related tools), compile/link scripts, logic diagrams, program comments, installation scripts and other documentation and tools necessary for an ordinarily skilled programmer to understand and be able to address errors in or create ports, updates or other modifications to such software code, or to recompile the same into fully functioning object code of the applicable Licensor Products.

"Stand-alone Offerings" means software content, designed for use in combination with a particular pharmaceutical, but sold alone (i.e., outside of Combination Products' packaging).

"Users" means any Person who Pear, either directly or indirectly, authorizes to use the Combined Product, Integrated Product or Licensor Products, through an EULA.

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EXHIBIT B – LICENSE SCHEDULE

LICENSE TERMS AND FEES

This License Schedule sets forth the terms and conditions for a license for the use of the Licensor Products, as identified below. Except as modified by this License Schedule, the terms and conditions of the Agreement govern the license to the Licensor Products.

(1) LICENSE TERM.

The license term begins on the Effective Date of the Agreement and will continue in perpetuity unless terminated in accordance with the express terms of the Agreement (the "License Term").

(2) DESCRIPTION OF LICENSOR PRODUCTS.

The Applications shall consist of only the following software modules:

Megateam Attention and Working Memory Assessment and Remediation System consisting of: (a) Game World;

(b) Stop Signal Assessment Task Assessment (Inhibitory Control); (c) Working Memory Assessment;

(d) Attention Training Game; and

(e) Working Memory Training Game.

(3) UPGRADES.

All upgrades, updates, bug fixes, improvements, corrections, enhancements, and major and minor releases to the Licensor Products (collectively, "Upgrades") will be delivered and installed, if applicable, according to the terms of the Agreement, at no additional cost to Pear. Licensor will provide sufficient testing instructions and description of the new functionality or features of all Upgrades to ensure its successful implementation. Any Upgrades shall be deemed to be Licensor Products for purposes of this Agreement and are hereby automatically licensed to Pear subject to the terms and conditions of this Agreement.

(4) FEES.

A) License Fees. In connection with the licenses granted in this Agreement, Pear will pay

Licensor as follows:

Fees will be paid via the following revenue sharing arrangement: a royalty equal to 2.5% of Net Revenue from the (i) license of Integrated Products; (ii) license of Combination Products, and (iii) license of the Licensor Products on a Stand-alone Basis, utilizing the Licensor Products during the Term. Pear will provide payments to Licensor on a quarterly basis. Pear will provide reports along with license payments hereunder in sufficient detail to illustrate the basis for the payments made, if applicable. "Net Revenue" means amounts actually received by Pear from the license of Users of Integrated Products and/or Combination products utilizing the Licensor Products and/or Licensor Products on a Stand-alone Basis during the Term less the following: (i) customary trade, quantity, or cash discounts; (ii) amounts repaid or credited by reason of rejection or return; (iii) any taxes or other governmental charges; (iv) transportation costs prepaid or allowed and costs of insurance in transit; and (v) commissions, and other costs of goods sold.

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B) Support and Maintenance. Will be set forth in a separate agreement.

(5) THIRD PARTY PRODUCTS

Megateam is built on a Unity platform. A Unity Developer License is required for patches, updates, upgrades and enhancement.

(6) DELIVERY.

x Within 10 days of the Effective Date, Licensor will provide Pear a link to a cloud locker containing the Licensor Products. In providing of Support, Licensor will make maintenance releases and Upgrades available to Pear on a web site designated by Licensor and accessible using FTP protocols. C) Clinical Validation Fees. The fees payable by Pear to Licensor for clinical validation and consulting services (the "Clinical Validation Fees") shall be set out in a mutually acceptable Statement of Work provided to Pear pertaining to clinical services, upgrades or other requested services. Each Statement of Work will include, but not be limited to, the following items: (i) scope of services, necessary requirements, assumptions, dependencies and obligations of each party. Pear acknowledges that each Statement of Work may require an upfront retainer fee in such an amount that is mutually agreeable. Pear shall not unreasonably withhold consent or agreement relating to the foregoing matters.

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EXHIBIT C

Intentionaly! omitted.

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EXHIBIT D

Standard Legal Terms and Conditions

1. Ownership.

1.1 Title to Licensor Products. Pear acknowledges that title to the Licensor IP made available to Pear by Licensor under this Agreement is and will remain the sole property of Licensor. Pear acknowledges that it has no proprietary interest in or right to use the Licensor IP except in accordance with the terms of the licenses granted in this Agreement.

1.2 Title to Pear IP. Subject to its underlying rights in the Licensor Products, Licensor acknowledges that title to the Pear IP is and will remain the sole property of Pear. Without limiting the generality of the foregoing and by way of illustration only, Licensor acknowledges that it has no proprietary interest in or right to use the Pear Data or the Pear-Owned Property except in accordance with the express terms of this Agreement.

1.3 Assignment. To the extent that Licensor has or at any time acquires any right, title or interest in or to any Pear Data, Integrated Products, Pear Customizations or any other Pear IP, Licensor hereby assigns all of such right, title and interest, including all copyrights, patents and other intellectual property rights, in and to such Pear IP to Pear. On request from Pear, Licensor shall execute any documents necessary to confirm and perfect Pear's ownership of the Pear IP, at no additional cost to Pear.

2. Confidentiality. Neither party will use any Confidential Information of the other party except as expressly permitted in this Agreement or as expressly authorized in writing by the other party. Each party shall use the same degree of care to protect the other party's Confidential Information as it uses to protect its own Confidential Information of like nature, but in no circumstances less than reasonable care. Neither party is allowed to disclose the other party's Confidential Information to any person or entity other than the receiving party's officers, employees, consultants and legal advisors who need access to such Confidential Information to effectuate the intent of the Agreement and who are subject to confidentiality obligations with such party. Each party agrees to notify the other of any unauthorized use or disclosure of Confidential Information and to provide reasonable assistance to such other party, and its licensors, in the investigation and prosecution of such unauthorized use or disclosure. All Pear-Owned Property shall be deemed the Confidential Information of Pear. Without limiting the generality of the foregoing, Licensor does not own any Pear Owned Property and may not use or disclose any Pear-Owned Property except as expressly provided in this Agreement. Licensor shall have sole responsibility for maintaining the accuracy, quality, integrity, reliability, and confidentiality of all Pear-Owned Property transmitted to Licensor in Pear's use of the Licensor Products. Licensor shall be responsible for the deletion, destruction, damage, loss or failure to store any Pear-Owned Property sent to Licensor under this Agreement.

3. Warranties. Licensor represents and warrants each of the following:

3.1 Title. Licensor has and will have good, marketable and unencumbered title to the Applications and the Licensor Products.

3.2 Performance. The Licensor Products, and any upgrades, enhancements, new releases, or updates thereto, shall perform in accordance with all specifications and documentation, and be free from material or frequent errors; provided however, that the foregoing warranty will not apply to the extent the Licensor Products are modified by Pear in an authorized manner or used beyond the scope of the licenses granted in this Agreement.

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3.3 Non-Infringement. Neither the Licensor Products, the use thereof, nor Pear's exercise of its rights under this Agreement, will not infringe, misappropriate or otherwise violate any intellectual property right worldwide or other right of any third party worldwide, including property, contractual, employment, copyright, patent, trade secret, trademark, or nondisclosure rights.

3.4 Other Licenses. The performance of this Agreement and Pear's use of the Licensor Products will not require any license to use the intellectual property of a third party, except as otherwise expressly set forth on Exhibit B, as applicable. If any part of the Licensor Products contains third-party software, Licensor has the full power and authority to sublicense the third-party software as part of its license grant to Pear hereunder, and such use by Pear hereunder will not require additional licenses to be obtained and/or fees to be paid by Pear.

3.5 No Viruses. The Licensor Products will be free from any viruses, worms, disabling programming codes, instructions or other such items that may threaten, infect, damage, disable or otherwise interfere with the permitted use of the Licensor Products ("Virus"). If Pear notifies Licensor that it has been informed or has reason to believe that a Virus has infected Pear computer or server, Licensor will promptly assist and work continuously with Pear, at Pear's direction and at no charge, until, in Pear's determination, the Virus has been eliminated.

3.6 Malicious Technology. The Licensor Products will not: (i) contain any Malicious Technology, (ii) contain any files or features that will disable or destroy any functionality of the Licensor Products, (iii) monitor Pear's or its Users' use of the Integrated Products; (iv) replicate, transmit or activate itself without control of a person operating the computing equipment on which it resides; or (v) alter, damage or erase any data or computer programs without control of a person operating the computing equipment on which it resides. If the Licensor is in breach of this Section, no "right to cure" period will apply. Pear reserves the right to pursue any available civil or criminal action against Licensor for violation of this provision. Licensor will not install, use or execute any software on any Pear CPUs without Pear's written approval. "Malicious Technology" means any software, electronic, mechanical or other means, device or function , e.g. (key node, lock, time-out, "back door," trapdoor," "booby trap," "drop dead device," "data scrambling device," "Trojan Horse,") that would allow Licensor or a third party to: (i) monitor or gain unauthorized access to any Pear system, (ii) use any electronic self-help mechanism or (iii) restrict, disable, limit or impair the performance of a Pear system or network.

3.7 Compliance with Laws. Licensor will comply with all applicable laws, orders, codes and regulations in the performance of this Agreement, including, if applicable, those regarding privacy and security of protected health information. Licensor warrants that it has not at any time been disbarred or excluded from participation in any federal healthcare program, nor is Licensor under investigation or consideration for such disbarment or exclusion. Licensor will obtain and keep current at its expense all governmental permits, certificates and licenses (including professional licenses, if applicable) necessary for Licensor to grant the licenses under this Agreement. Licensor will proactively and cooperatively work with and assist Pear in a timely manner to ensure that the Licensor Products have been effectively tested and complies with all legal requirements prior to or contemporaneously with the effective date of such legal requirements.

3.8 Good Standing. Licensor (i) is validly existing and in good standing, and is qualified to do business, in each jurisdiction where it will conduct business under this Agreement; (ii) the signing, delivery and performance of this Agreement by the party has been properly authorized; and (iii) no claims, actions or proceedings are pending or, to the knowledge of the party, threatened against or affecting the party that may, if adversely determined, reasonably be expected to have a material adverse effect on the party's ability to perform its obligations under this Agreement.

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3.9 Open Source. Licensor complies with Open Source Licenses for software embedded in the Licensor Products or otherwise used or incorporated in the Licensor Products and has not and shall not use such software licensed under Open Source Licenses in a manner that will cause or could reasonably cause Contamination of Customer's technology in providing the licenses to the Licensor Products under the Agreement. "Contamination" means that proprietary technology has become subject to the terms of an Open Source License under which downstream recipients or other third parties may claim the right to (a) copy, create derivative works of, or redistribute the proprietary technology, or (b) receive the source code of the proprietary technology. "Open Source License" means a software license under which source code is made available under terms allowing a licensee to copy, create derivative works and distribute the software without fee or cost.

3.10 Breach of Warranty; Remedy. If there is a breach of any of the foregoing warranties, Licensor will promptly replace and/or repair nonconforming Licensor Products at Licensor's sole cost. If Licensor fails to promptly replace and/or repair nonconforming Licensor Products to Pear's reasonable satisfaction, Pear may, in addition to exercising any other available remedies, replace or repair nonconforming Licensor Products at Licensor's sole cost and/or terminate the license and receive a refund for any fees paid for the nonconforming Licensor Products prior to such point of termination.

4. Indemnification.

4.1 Indemnification. Licensor shall indemnify and hold harmless Pear and its affiliated entities, and all of their trustees, officers, directors, shareholders, legal representatives, customers, partners, employees, successors, assigns and agents from and against any and all claims, proceedings, damages, injuries, liabilities, losses, costs and expenses (including reasonable attorneys fees and litigation expenses) based on or arising from: (a) any claim or allegation that the Licensor Products infringe any intellectual property right or other proprietary right of any third person, (b) any injury to or death of any person or damage to tangible, personal or real property to the extent caused by Licensor's negligence or willful misconduct in the course of its performing services under this Agreement; (c) any violation of applicable law by Licensor; or (d) any breach or alleged breach by Licensor of this Agreement, including any of its representations, warranties or obligations set forth in this Agreement. Pear will give Licensor prompt notice of any such claim or allegation or the commencement of any litigation against Pear to which the above indemnification obligation applies, provided that Pear's failure to give such notice shall not relieve Licensor of any of its obligations under this Section except to the extent that Licensor is actually prejudiced by such failure. Pear shall fully cooperate with Licensor in the defense of such claim. Except as required by law, Licensor shall conduct the defense and any settlement negotiations in any such third-party action arising as described herein using experienced counsel reasonably acceptable to Pear, provided, Licensor shall not compromise or settle any claim in a manner which affects Pear's rights, makes admissions on Pear's behalf or obligates Pear to take or not take any action, including without limitation the payment of money, without Pear's prior written approval, which shall not be unreasonably withheld or delayed.

4.2 Disruption of Use of Licensor Products. If a third-party claim causes Pear's quiet enjoyment and use of the Licensor Products and/or Integrated Products to be endangered or disrupted, Licensor shall, at Pear's sole option: (a) replace the Licensor Products, without additional charges, with a functionally equivalent and non-infringing product; or (b) modify the Licensor Products to avoid the infringement; or (c) obtain a license for the Pear to continue use of the Licensor Products and pay for an y additional fee required for such license. If none of these are feasible to Pear's reasonable satisfaction, Pear will be entitled to terminate this Agreement and, in addition to any other remedies it may have under this Agreement or at law, will receive a refund for moneys previously paid for the affection portions of the Licensed Products.

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5. LIMITATION OF LIABILITY. EXCEPT IN THE EVENT OF BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, OR WITH RESPECT TO EITHER PARTY'S INDEMNIFICATION OBLIGATIONS, OR IN THE EVENT OF A BREACH BY LICENSOR OF ITS EXCLUSIVITY OBLIGATIONS IN SECTION 2, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR DAMAGES ON ACCOUNT OF LOSS OF PROFITS OR FAILURE TO ACHIEVE ANTICIPATED REVENUES, EVEN IF SUCH DAMAGES WERE WITHIN THE CONTEMPLATION OF THE PARTIES. EXCEPT FOR IN CONNECTION WITH EITHER PARTY'S INDEMNIFICATION OBLIGATIONS, OR A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, OR IN THE EVENT OF A BREACH BY LICENSOR OF ITS EXCLUSIVITY OBLIGATIONS IN SECTION 2, IN NO EVENT WILL EITHER PARTY'S TOTAL AGGREGATE LIABILITY FOR ALL CLAIMS ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNT PAID OR PAYABLE BY PEAR UNDER THIS AGREEMENT PRIOR TO THE EFFECTIVE DATE OF THE NOTICE OF ANY SUCH CLAIM. THIS PROVISION APPLIES REGARDLESS OF HOW THE LIABILITY AROSE OR THE THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY, NEGLIGENCE AND MISREPRESENTATION).

6. Term And Termination.

6.1 Term. The initial term of this Agreement begins on the Effective Date and will continue for the duration of the License Term (the "Term"), unless terminated sooner in accordance with this Section 6.

6.2 Termination by Licensor. Licensor may terminate this Agreement if:

(i) Pear has not paid USD$4,000,000 annual royalties to Licensor for each of fiscal calendar years 2022, 2023 and 2024; and

(ii) Pear has not obtained appropriate regulatory approvals resulting in the right to commercialize the Combination Products and/or the Integrated Products within eight (8) years of the Effective Date.

6.3 Termination for Material Breach. If a party materially breaches this Agreement, the other party must give the breaching party a material breach notice, identifying the action or inaction that is the basis of the breach. The party giving the breach notice may terminate this Agreement if the other party does not cure the breach to the reasonable satisfaction of the non-breaching party within thirty (30) days after receiving the breach notice. No breach under this Agreement will constitute a breach under any other agreement, license or schedule between the parties. Unless otherwise provided in the breach notice or unless the breach has been cured to the reasonable satisfaction of the non-breaching party, the termination is effective thirty-one (31) days after the breach notice is given. In addition to any other rights or remedies that Pear may have, if Pear terminates under this Section, Licensor must reimburse Pear for the increased costs incurred by Pear for replacement services or products.

6.4 Change in Control of Licensor. Pear may, at any time and without liability, terminate this Agreement, if a person or entity previously not in control of Licensor acquires, directly or indirectly, control of Licensor, or in the event of a purchase or sale of all or substantially all of the assets, stock, or business operations of Licensor. Licensor must give Pear no less than one hundred and twenty (120)-days' notice of any change in control or sale of Licensor, unless prohibited by applicable laws. Unless otherwise provided in the notice, the termination is effective ten (10) days after Pear gives the termination notice, if applicable.

6.5 INTENTIONALLY DELETED.

6.6 Insolvency. If Licensor becomes Insolvent, Pear may terminate this Agreement without liability and without notice to Licensor. "Insolvent" means: (i) Licensor does not meet its undisputed obligations, including judgments, to third parties as those obligations become due, (ii) Licensor's stock is removed or delisted from a trading exchange, (iii) Licensor's long term debt goes on a watch or warning list, or (iv) Licensor's long term debt rating is downgraded more than two (2) levels from its debt rating as of the Effective Date.

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6.6 Termination Without Cause. Pear may at any time without cause terminate this Agreement upon at least sixty (60) days written notice to Licensor.

6.7 Effect of Termination. Termination of this Agreement is without prejudice to any other right or remedy of the parties. Termination of this Agreement for any reason does not release either party from any liability which, at the time of termination, has already accrued to the other party, or which may accrue in respect of any act or omission prior to termination or from any obligation which is expressly stated to survive the termination.

6.8 Post-Termination Obligations. Upon termination of this Agreement, the parties will perform the following obligations:

(A) Within fifteen (15) days after the effective date of termination or expiration, Licensor will return Pear Owned Property to locations designated by Pear;

(B) Within thirty (30) days after the effective date of termination or expiration, Licensor will invoice Pear for any final amounts accrued prior to the effective date of termination under the Agreement;

(C) Within one hundred twenty (120) days after the effective date of termination or expiration, Pear will terminate availability of access to the Integrated Products that are utilizing the Licensor Products (or any approved modified version thereof); provided that any previously granted end user licenses to the Integrated Products and/or Stand-alone Offerings shall survive according to their terms. The parties will mutually agree on mechanisms for Licensor to monitor such cessation, which may include a license validation system incorporated into the Integrated Product, and the right to monitor App Store listings; and

(D) Both parties will immediately discontinue making any statements or taking any actions that might cause third parties to infer that a business relationship continues to exist between the parties under the Agreement, and where necessary or advisable, the parties will inform third parties that the parties no longer have a business relationship.

7. Audit. Licensor may, at its expense and upon ten (10) business days prior written notice, audit such records, documentation or files, including financial records and documentation, of Pear that evidence compliance by Pear of this Agreement, including the calculation and remittance of the appropriate fees. Any such audit shall be conducted during regular business hours at Pear's facilities and shall not unreasonably interfere with Pear's business activities. Pear shall provide reasonable assistance to Licensor in the conduct of the audit. If an audit reveals that Pear has underpaid any fees to Licensor, Pear shall be invoiced for the difference between the fees to be paid as determined by the audit and the actual fees paid by Pear. If the difference between the fees to be paid as determined by the audit and the actual fees paid by Pear exceed ten percent (10%) of the actual fees paid by Pear, then Pear shall also pay Licensor's costs of conducting the audit. Audits shall be conducted no more than once annually, unless an audit reveals an underpayment by Pear, in which case an audit may be conducted again by Pear at any time upon five (5) business days prior written notice.

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8. Miscellaneous.

8.1 Notice. Notices provided under this Agreement must be in writing and delivered by (i) certified mail, return receipt requested, (ii) hand delivered, (iii) facsimile with receipt of a "Transmission OK" acknowledgment, (iv) e-mail, or (v) delivery by a reputable overnight carrier service (in the case delivery by facsimile or e-mail the notice must be followed by a copy of the notice being delivered by a means provided in (i), (ii) or (v)). The notice will be deemed given on the day the notice is received. In the case of notice by facsimile or e-mail, the notice is deemed received at the local time of the receiving machine, and if not received, then the date the follow-up copy is received. Notices must be delivered to the following addresses or at such other addresses as may be later designated by notice:

Pear:	Licensor:
Corey McCann	Scott Woodrow
55 Temple Place, Floor 3	100 College Street, Suite 213
Boston, MA 02111	Toronto, ON M5G 1L5
Email: cmccann@peartherapeutics.com	Email:scott@ehave.net

8.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, assigns, and legal representatives. Except as otherwise set forth in this Agreement, Pear will not assign any of the licenses granted to it under the Agreement in whole or in part without Licensor's prior written consent; provided however that notwithstanding the foregoing, (i) Pear may assign this Agreement to any successor to its business, including by a purchase or sale of all or substantially all of the assets, stock or business operations, any change of control, acquisition, merger or consolidation of Pear into, by, or with another entity, or any other transfer by operation of law; and (ii) Pear may hire or contract with third parties of its choice to assist it in fulfilling its obligations and exercising any of its rights pursuant to this Agreement, provided that Pear will remain liable for the subcontractor's performance. Licensor may not assign, or otherwise transfer this Agreement, any right granted or obligation imposed hereunder, in whole or in part, without Pear's prior written consent.

8.3 Access to Books and Records. To the extent that Section 952 of P.L. 96-499 (42 U.S.C. Section

1395x(v)(1)) is applicable to this Agreement, the parties agree as follows: (a) until the expiration of four (4) years after the furnishing of such services pursuant to this Agreement, each party shall make available, upon written request of the Secretary of the U.S. Department of Health and Human Services or upo n request of the Comptroller General of the United States, or any of his/her duly authorized representatives, this Agreement, and books, documents and records of such party that are necessary to certify the nature of the duties of this Agreement; and (b) if either party performs its services hereunder through a subcontract with a value of cost of Ten Thousand Dollars ($10,000) or more over a twelve (12)-month period, then any such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request of the Secretary of the U.S. Department of Health and Human Services or upon request of the Comptroller General of the United States, or any of his/her duly authorized representatives, the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of the cost of services provided pursuant to such subcontract.

8.4 Governing Law. This Agreement shall be governed, interpreted and enforced under and in accordance with the laws of the Commonwealth of Massachusetts, excluding its conflicts of law provisions. Each party submits to the exclusive jurisdiction of and forum in the state and federal courts located in Suffolk County, Commonwealth of Massachusetts.

8.5 Unenforceability. Should any of the provisions of this Agreement be found illegal or unenforceable in any respect, such illegality or unenforceability shall not affect the other provisions of the Agreement, all of which shall remain enforceable in accordance with their terms. Any unenforceable provisions shall be replaced by an enforceable provision effecting the intention of the parties, as determined by the tribunal of fact.

8.6 Currency. All amounts are stated and payable in United States dollars.

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8.7 Survival. The following sections of the main body of the Agreement and of this Exhibit D will survive expiration or termination of this Agreement for any reason: Section 4 of the main body of the Agreement ("HIPAA Requirements"); and Sections 1 ("Ownership"), 2 ("Confidentiality"), 3 ("Warranties"), 4 ("Indemnification"); 5 (Limitation of Liability); 6.6 ("Effect of Termination"), 6.7 ("Post-Termination Obligations"), 7 (Audit) and 8 (Miscellaneous) of this Exhibit D.

8.8 Use of Name. Nothing in this Agreement grants Licensor the right to use any trademarks, trade names or logos proprietary to Pear. If Licensor is granted a right to use such marks, Licensor will do so only in strict compliance with Pear guidelines provided by Pear. All goodwill associated with any use of Pear trademarks will inure to Pear.

8.9 Remedies. All rights and remedies of the parties, under this Agreement, in law or at equity, are cumulative and may be exercised concurrently or separately. The exercise of one remedy will not be an election of that remedy to the exclusion of other remedies.

8.10 Applicability of Laws. Each party will comply with all applicable export laws, obtain any applicable export licenses and will not export or re-export any part of the Licensor Products to any country in violation of such restrictions, or any country that may be subject to an embargo by the United States. Prior to providing Pear with any Licensor Products subject to export control laws, Licensor will notify Pear and identify such items and the applicable export control laws, and will furnish to Pear the applicable Export Control Classification Numbers.

8.11 Public Announcements. Neither party will make any public announcement regarding the business relationship of the parties or this Agreement without the other party's prior express written permission, unless required by law; in which case, the disclosing party will provide the other party as much advance written notice as reasonably possible. Notwithstanding the foregoing, Pear will be entitled, without Licensor's prior consent, to publically disclose the fact of the partnership contemplated by this Agreement, but not the specific commercial terms of the Agreement.

8.12 Entire Agreement. This Agreement, including Exhibits, all of which are attached, constitute the entire Agreement and understanding between Licensor and Pear concerning the subject matter hereof, and supersedes and terminates all prior written and oral agreements, proposals, promises, and representations of the parties respecting the Service covered by this Agreement. In the event of any conflict or ambiguity between any Exhibit and the terms and conditions set forth in this Agreement, the terms and conditions in this Agreement shall control.

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